Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of January 11, 2021 by and between MGM Resorts International (“Employer”), and Jonathan Halkyard (“Employee”).

1.

Employment. Employer hereby employs Employee, and Employee hereby accepts employment by Employer as Chief Financial Officer to perform such executive, managerial or administrative duties as Employer may specify from time to time during the Specified Term (as defined in Section 2). If during the Specified Term Employee becomes an employee of another employer affiliated with the “Company” (defined below in Section 21) Employee’s employment with the Employer shall terminate as of the date Employee commences such other employment, and pursuant to Section 19 Employee’s new Company-affiliated employer shall assume all rights and obligations of Employer under this Agreement.

2.

Term. The term of Employee’s employment under this Agreement commences on January 11, 2021 and it terminates on January 10, 2024 (the “Specified Term”), unless a new written employment agreement is executed by the parties. If Employee remains employed after the expiration of the Specified Term, and the parties do not execute a new employment agreement, then Employee shall be employed at-will and none of the provisions of the Agreement shall apply to Employee’s continued employment at-will, except Sections 8, 10.5, 11 and 12, and Employer shall have the right to terminate Employee’s employment with or without cause or notice, for any reason or no reason, and (unless otherwise provided herein) without any payment of severance or compensation.

3.

Compensation. During the Specified Term, Employer shall pay Employee a minimum annual salary of $900,000 payable in arrears at such frequencies and times as Employer pays its other employees. Employee is also eligible to receive employee and fringe benefits that are no less favorable than those provided to employees having the rank of the second highest senior executive of the Company. Employer will also reimburse Employee for all reasonable business and travel expenses Employee incurs in performing Employee’s duties under this Agreement, payable in accordance with Employer’s customary practices and policies, as Employer may modify and amend them from time to time. Employee’s performance may be reviewed periodically. Employee is eligible for consideration for a discretionary raise, bonuses (whether in cash or equity or equity-based awards), promotion, and/or participation in discretionary benefit plans; provided, however, whether and to what extent Employee will be granted any of the above will be determined by Employer in its sole and absolute discretion.

3.1

In addition, Employee is eligible for consideration for a discretionary annual bonus in accordance with the terms and conditions of the Employer’s Second Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers, or any successor plan (the “Program”). Employee will be eligible for consideration for an annual bonus up to 150% of Employee’s base salary (the “Target Bonus”). The terms and conditions of the Program may be changed from time to time.

Jonathan Halkyard Employment Agreement-January 2021

3.2

During the Specified Term, it is anticipated that Employee will be required to travel extensively on behalf of Employer. Such travel, if by air, may be on aircraft provided by Employer (if authorized by the Chief Executive Officer), or if commercial airlines are used, on a first-class basis (or best available basis, if first class is not available).

3.3

Employee shall be eligible for annual equity awards during the Term in forms and amounts determined by the Compensation Committee in its discretion. As part of the annual equity award for 2021, Employee will receive an initial grant on the first business day of the month succeeding Employee’s first date of employment (the “Grant Date”), pursuant to the MGM Resorts International Amended and Restated 2005 Omnibus Incentive Plan, as amended from time to time (the “Omnibus Plan”), with an accounting value of $900,000 which shall be converted into a number restricted stock units (“RSUs”) using the closing price of the Company’s stock on the Grant Date and which shall vest in four equal annual installments on each of the first four anniversaries of the Grant Date, and otherwise shall be subject to the terms set forth in the Company’s current standard form of award agreement for RSUs attached as Exhibit A hereto.

3.4

Notwithstanding anything herein to the contrary, with respect to any regular annual incentive awards granted to Employee during the Specified Term under the Omnibus Plan or any successor thereto (but excluding any one-time or special retention awards, as determined by the Compensation Committee), the applicable award agreements for such awards shall include provisions with respect (i) death or Disability, (ii) termination by Employer other than by reason of “Employer’s Good Cause” and (iii) termination by Employee by reason of “Participant’s Good Cause” that shall be no less favorable to Employee than as set forth in the form attached as Exhibit A hereto for RSUs and, with respect to Relative Performance Share Units, the Form of Relative Performance Share Unit Agreement filed Exhibit 10.5(45) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”) and the Form of Performance Shae Unit Agreement filed as Exhibit 10.5(41) to the Form 10-K.

4.

Extent of Services. Employee agrees that Employee’s employment by Employer is full time and exclusive. Employee further agrees to perform Employee’s duties in a competent, trustworthy and businesslike manner. Except with respect to the entities and positions noted on Exhibit B, Employee agrees that during the Specified Term, Employee will not render any services of any kind (whether or not for compensation) for any person or entity other than Employer, and that Employee will not engage in any other business activity (whether or not for compensation) that is similar to or conflicts with Employee’s duties under this Agreement, without the approval of the Board of Directors of MGM Resorts International or the person or persons designated by the Board of Directors to determine such matters.

5.

Policies and Procedures. Employee agrees and acknowledges that Employee is bound by Employer’s policies and procedures as they may be modified, amended or adopted by Employer from time to time, including, but not limited to, the Company’s Code of Conduct

Jonathan Halkyard Employment Agreement-January 2021

and Conflict of Interest policies. In the event the terms in this Agreement conflict with Employer’s policies and procedures, the terms of this Agreement shall take precedence. As Employee is aware, problem gaming and underage gambling can have adverse effects on individuals and the gaming industry as a whole. Employee acknowledges that Employee has read and is familiar with Employer’s policies, procedures and manuals and agrees to abide by them. Because these matters are of such importance to Employer, Employee specifically confirms that Employee is familiar with and will comply with Employer’s policies of prohibiting underage gaming, supporting programs to treat compulsive gambling, and promoting diversity in all aspects of Employer’s business.

6.

Licensing Requirements. Employee acknowledges that Employer is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, Michigan, Mississippi, Maryland, Massachusetts, Ohio, New Jersey, New York, Macau S.A.R., and other jurisdictions in which Employer is engaged in a gaming business or where Employer has applied to (or during the Specified Term may apply to) engage in a gaming business. Employee shall apply for and obtain any license, qualification, clearance or other similar approval which Employer or any regulatory authority which has jurisdiction over Employer requests or requires that Employee obtain.

7.

Failure to Satisfy Licensing Requirement. Employer has the right to terminate Employee’s employment under Section 10.1 of this Agreement if: (i) Employee fails to satisfy any licensing requirement referred to in Section 6 above; (ii) Employer is directed to cease business with Employee by any governmental authority referred to in Section 6 above; (iii) Employer determines, in its sole and exclusive judgment, that Employee was, is or might be involved in, or are about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Employer’s business, reputation or such licenses; or (iv) any of Employer’s licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of Employee’s employment by Employer or as a result of Employee’s actions.

8.

Restrictive Covenants. Employee acknowledges that, in the course of performing Employee’s responsibilities under this Agreement, Employee will form relationships and become acquainted with “Confidential Information” (defined below in Section 21). Employee further acknowledges that such relationships and the Confidential Information are valuable to Employer and the Company, and the restrictions on Employee’s future employment contained in this Agreement, if any, are reasonably necessary in order for Employer to remain competitive in Employer’s various businesses and to prevent Employee from engaging in unfair competition against Employer after termination of Employee’s employment with Employer for any reason.

Jonathan Halkyard Employment Agreement-January 2021

In consideration of this Agreement and the compensation payable to Employee under this Agreement, and in recognition of Employer’s heightened need for protection from abuse of relationships formed or disclosure and misuse of Confidential Information garnered before and during the Specified Term of this Agreement, Employee covenants and agree as follows:

8.1

Competition. Except as otherwise explicitly provided in Paragraph 10 of this Agreement, during the entire Specified Term and thereafter for the “Restrictive Period” (defined below in Section 21) Employee shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any “Competitor” (defined below in Section 21) in any capacity that is the same, substantially the same or similar to the position or capacity (irrespective of title or department) as that held at any time during Employee’s employment with Employer; provided, however, that if Employee remains employed at-will by Employer after expiration of the Specified Term and is thereafter separated by Employer during the Restrictive Period for any reason other than “Employer’s Good Cause” (defined below in Section 21), Employee shall not be subject to this Section 8.1.

8.2

Non-Solicitation. At all times during Employee’s employment with the Company and at all times thereafter, Employee shall not use, access, disclose, make known to, or otherwise disseminate for personal gain or for the benefit of a third party (or induce, encourage or assist others in doing any of the foregoing acts) any Company “Trade Secrets” (as defined in Section 21) for any purpose whatsoever. Further, at all times during Employee’s employment with the Company, and for 12 months thereafter, Employee will not, without the prior written consent of Company:

(a)	make known to any Competitor and/or any member, manager, officer, director, employee or agent of a Competitor, the “Business Contacts” (defined in Section 21) of the Company;

(b)	call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any Business Contacts of the Company; and/or

(c)

approach, solicit, contract with or hire any current Business Contacts of the Company or entice any Business Contact to cease his/her/its relationship with the Company or end his/her employment with the Company, without the prior written consent of Company, in each and every instance, such consent to be within Company’s sole and absolute discretion.

8.3

Confidentiality. At all times during Employee’s employment with the Company, and at all times thereafter, Employee shall not, without the prior written consent of the Company’s Chief Executive Officer or General Counsel in each and every instance—such consent to be within the Company’s sole and absolute discretion—use, disclose or make known to any person, entity or other third party outside of the Company any Confidential Information belonging to the Company or its individual members.

Notwithstanding the foregoing, the provisions of Section 8.3 shall not apply to Confidential Information: (i) that is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee

Jonathan Halkyard Employment Agreement-January 2021

thereof) in any litigation, arbitration, mediation or legislative hearing, with jurisdiction to order Employee to disclose or make accessible any information, provided, however, that Employee provides Company with ten (10) days’ advance written notice of such disclosure to enable Company to seek a protective order or other relief to protect the confidentiality of such Confidential Information; (ii) that becomes generally known to the public or within the relevant trade or industry other than due to Employee’s or any third party’s violation of this Agreement or other obligation of confidentiality; or (iii) that becomes available to Employee on a non-confidential basis from a source that is legally entitled to disclose it to Employee.

8.4

Third Party Information. Employee understands and acknowledges that the Company has received, and in the future will receive, from third parties, their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during Employee’s employment with the Company, whether pursuant to this Agreement or at-will, and at all times thereafter, Employee shall hold any and all such third party confidential or proprietary information of third parties in the strictest confidence and will not intentionally or negligently disclose it to any person or entity or to use it except as necessary in carrying out Employee’s duties and obligations hereunder consistent with the Company’s agreement with such third party. Employee shall not be in violation of Employee’s obligations hereunder if such third party confidential or proprietary information is already generally known to the public through no wrongful act of Employee or any other party.

8.5

Acknowledgement of Ownership of Confidential Information Property Acquired or Developed During Employment; Non-Transfer. Employee understands, agrees, and hereby confirms that Employee’s duties and responsibilities include acquiring Confidential Information and developing Relationships for the benefit of Company and, as applicable, the Company. Employee acknowledges that Confidential Information acquired, obtained, learned, or developed during Employee’s employment with Company, including but not limited to, Business Contacts developed during Employee’s employment, constitutes the sole and exclusive property of Company, regardless of whether the information qualifies for protection as a Trade Secret.

Employee further understands, agrees, and hereby confirms that during Employee’s employment, Employee shall not, at any time or for any reason whatsoever, except upon the express written authorization of the Company, store, transfer, maintain, copy, duplicate or otherwise possess Confidential Information on any device or in any form or format except on devices and in such formats as expressly approved and issued by the Company to Employee. By way of example, and without limitation, Employee shall not text, copy, or otherwise transfer in any form or format Confidential Information to any document, paper, computer, tablet, Blackberry, cellular phone, personal mobile device, iPhone, iPad, thumb drive, smart phone memory, zip drive or disk, flash drive, external drive or any other similar device used for storing or recording data of any kind (the “Devices”) unless such Device is issued by the Company to Employee, or unless such text, copy or transfer is expressly approved in writing by the Company before Employee’s use of such Device.

Jonathan Halkyard Employment Agreement-January 2021

8.6

Return of Confidential Information. Upon termination of Employee’s employment for any reason at any time, Employee shall immediately return to the Company, and retain no copies of, any all Confidential Information in Employee’s possession or control. If any Confidential Information is recorded or saved in any format or on any Devices, Employee shall delete the Confidential Information and, upon Company’s request, allow Company to inspect such Devices to confirm the deletion. Upon Company’s request, Employee shall allow Company reasonable access to Employee’s personal computers, email accounts, and Devices to confirm that Employee does not possess any Confidential Information of Company in contravention of this Agreement.

8.7

Acknowledgement of Copyrights in and to Compilations of Confidential Information. Employee acknowledges that Company owns copyrights in any and all compilations of Confidential Information in any tangible or electronic form (including, but not limited to, printed lists, handwritten lists, spreadsheets, and databases) in any storage media, including, but not limited to, Devices, (collectively, “Copyrighted Works”). Employee further acknowledges that unauthorized copying, distributing, or creating derivative works, or inducing or contributing to such conduct by others, based on such Copyrighted Works constitutes infringement of Company’s copyrights in and to the Copyrighted Works. Employee acknowledges that only the Chief Executive Officer or Chief Financial Officer of the Company are authorized to grant authorization to Employee to copy, distribute or create derivative works based on the Copyrighted Works. Employee shall obtain any such authorization from Company in writing, in advance of any copying, distribution or creation of derivative works by Employee. Employee acknowledges that federal law provides for civil liability and criminal penalties for copyright infringement. Employee agrees not to challenge, contest or dispute Company’s right, title and interest in the Copyrighted Works and waives any legal or equitable defense to infringement of such Copyrighted Works.

9.	Representations and Warranties. Employee hereby represents and warrants to Company, and hereby agrees with Company, as follows:

9.1

A portion of Employee’s compensation and consideration under this Agreement is (i) Company’s agreement to employ Employee; (ii) Employee’s agreement that the covenants contained in Sections 4 and 8 hereof are reasonable, appropriate and suitable in their geographic scope, duration and content; (iii) Employee’s agreement that Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) Employee’s agreement that such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms; and (v) the free and full assignability by Company of such covenants and agreements upon a sale, reorganization or other transaction of any kind relating to the ownership and/or control of the Company or its members or assigns.

Jonathan Halkyard Employment Agreement-January 2021

9.2

The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work irrespective of the covenants and agreements contained in Section 8 hereof.

9.3	The covenants and agreements stated in Sections 4, 6, 7, and 8 hereof are essential for the Company’s reasonable protection of its Trade Secrets, Business Contacts, and Confidential Information.

9.4	The Company has reasonably relied on Employee’s covenants, representations and agreements in this Agreement.

9.5

Employee has the full right, power and authority to enter into this Agreement and perform Employee’s duties and obligations hereunder, and the entering into and performance of this Agreement by Employee will not violate or conflict with any arrangements or other agreements Employee may have or agreed to have with any other person or entity.

9.6

Employee acknowledges that the Company has and will continue to invest substantial time and expense in developing and protecting Confidential Information, all of which Employee expressly understands and agrees belongs solely and exclusively to Company. Employee further acknowledges and agrees that because the Company has and will continue to invest substantial time and expense in developing and protecting Confidential Information, that any loss of or damage to the Company as a result of a breach or threatened breach of any of the covenants or agreements set forth in Sections 4 and 8 hereof, the Company will suffer irreparable harm. Consequently, Employee covenants and agrees that any violation by Employee of Sections 4 or 8 of this Agreement shall entitle the Company to immediate injunctive relief in a court of competent jurisdiction without the necessity of posting any bond or waiving any claim for damages. Employee further covenants and agrees that Employee will not contest the enforceability of such an injunction in any state or country in which such an injunction is not, itself, a violation of law.

10.	Termination.

10.1

Employer’s Good Cause Termination. Employer has the right to terminate this Agreement at any time during the Specified Term hereof for “Employer’s Good Cause” (defined below in Section 21). Upon any such termination, Employer shall have no further liability or obligations whatsoever to Employee under this Agreement except as provided under Sections 10.1.1 and 10.1.2 below.

10.1.1

In the event Employer’s Good Cause termination is the result of Employee’s death during the Specified Term, Employee’s beneficiary (as designated by Employee on Employer’s benefit records) shall be entitled to receive Employee’s salary for a twelve (12) month period following Employee’s death, such amount to be paid at regular payroll intervals.

Jonathan Halkyard Employment Agreement-January 2021

10.1.2

In the event Employer’s Good Cause termination is the result of Employee’s “Disability” (defined below in Section 21), Employer shall pay Employee (or Employee’s beneficiary in the event of Employee’s death during the period in which payments are being made) an amount equal to Employee’s salary for twelve (12) months following Employee’s termination, such amount to be paid at regular payroll intervals, net of payments received by Employee from any short term disability policy which is either self-insured by Employer or the premiums of which were paid by Employer (and not charged as compensation to Employee).

10.2

Employer’s No Cause Termination. Employer has the right to terminate this Agreement on written notice to Employee in its sole discretion for any cause Employer deems sufficient or for no cause, at any time during the Specified Term, including on the last day of the Specified Term. Subject to the conditions set forth below, Employer’s sole liability to Employee upon such termination shall be as follows:

10.2.1

Employee shall receive an amount equal to: (i) Employee’s annual base salary and (ii) Target Bonus (the “Severance Payment”), less all applicable taxes, payable in twelve (12) monthly installments commencing upon the date that is thirty (30) days after the date of separation; plus any earned but unpaid discretionary bonus due to Employee, payable in accordance with the provisions of the Program. In addition, Employee shall receive a lump sum payment equal to 1.5 times the cost of COBRA coverage for a period of twelve (12) months immediately following separation (the “COBRA Payment”), payable in twelve (12) monthly installments commencing upon separation.

(a)

If Employee remains employed at-will by Employer after expiration of the Specified Term and is thereafter separated during the Restrictive Period for No Cause, employee shall receive a lump sum payment (less all applicable taxes) equal to Employee’s then-current annual base salary, payable upon the date that is thirty (30) days after the date of separation.

10.2.2

Employee’s eligibility for the Severance Payment and COBRA Payment set forth in Section 10.2.1 shall be expressly subject to, conditioned upon, and in consideration of Employee’s execution, within twenty-one (21) days following the date of Employee’s termination of employment (or such shorter time period as may be required by the Company consistent with applicable law) and non-revocation of a release prepared by Employer and waiving and releasing Employer and the Company, their parents, subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees and employees, from any and all claims whether known or

Jonathan Halkyard Employment Agreement-January 2021

unknown, and regardless of type, cause or nature, including but not limited to claims arising under any and all express or implied employment agreements, any and all statutory and common law tort claims, any and all salary, bonus, stock, vacation (PTO), insurance and other benefit plans, and all state and federal laws, ordinances and statutes applicable to Employee’s employment or the cessation of that employment that may be released by private agreement (including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act, as amended; the Equal Pay Act; the Lily Ledbetter Fair Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act; Chapter 608, Compensation, Wages and Hours, of the Nevada Revised Statutes; Chapter 613, Employment Practices, of the Nevada Revised Statutes; the Worker Adjustment Retraining Notification Act (“WARN”); Post-Civil War Reconstruction Act, as Amended (42 U.S.C. §1981-1988); the National Labor Relations Act; the Labor Management Relations Act; any other federal, state or local law prohibiting employment discrimination or otherwise regulating employment; which release becomes irrevocable in accordance with its terms (which, for the avoidance of doubt, will occur within thirty (30) days or fewer following the date of Employee’s termination of employment).

10.2.3

As a further condition to Employer’s obligations under Section 10.2.1 above, Employee agrees to cooperate with Employer regarding matters on which Employee has worked, on a reasonable basis and at times mutually convenient to both parties. Employee further agrees to fully cooperate with the Company in any ongoing or future legal matters about which Employee has knowledge or information, or that concern Employee’s former position with the Company.

10.2.4

Upon any such termination, Employee shall continue to be bound by the restrictions in Section 8 above; provided, however, that if the reason for the termination is the elimination of Employee’s position, Employee shall not be bound by Section 8.1 but will continue to be bound by all other restrictions in Section 8 above. Notwithstanding anything to the contrary herein, Employer’s conditional obligation under Section 10.2.1 to pay Employee’s salary shall cease if Employee breaches in any material respect any of the covenants set forth in Section 8 above; additionally, and without waiving any rights to other damages resulting from said breach, Employer shall be entitled to recover any and all amounts already paid to Employee under Section 10.2.1.

10.3

Employee’s Good Cause Termination. Employee may terminate this Agreement for “Employee’s Good Cause” (defined below in Section 21). Prior to any termination under this Section 10.3 being effective, Employee agrees to give Employer thirty (30) days’ advance written notice, within thirty (30) days of the

Jonathan Halkyard Employment Agreement-January 2021

initial event comprising Employee’s Good Cause, specifying the facts and circumstances that comprise Employee’s Good Cause. During such thirty (30) day period, Employer may either cure the breach (in which case Employee’s notice will be considered withdrawn and this Agreement will continue in full force and effect) or declare that Employer disputes that Employee’s Good Cause exists, in which case this Agreement will continue in full force until the dispute is resolved in accordance with Section 12. In the event this Agreement is terminated under this Section 10.3, subject to the conditions set forth below, Employer’s sole liability to Employee upon such termination shall be as follows:

10.3.1

Employee shall receive an amount equal to: (i) Employee’s annual base salary and (ii) Target Bonus (the “Severance Payment”), less all applicable taxes, payable in twelve (12) monthly installments commencing upon the date that is thirty (30) days after the date of separation; plus any earned but unpaid discretionary bonus due to Employee, payable in accordance with the provisions of the Program. In addition, Employee shall receive a lump sum payment equal to 1.5 times the cost of COBRA coverage for a period of twelve (12) months immediately following separation (the “COBRA Payment”), payable in twelve (12) monthly installments commencing upon separation.

10.3.2

Employee’s eligibility for the salary payments and health benefits set forth in Section 10.3.1 shall be expressly subject to, conditioned upon, and in consideration of Employee’s execution, within twenty-one (21) days following the date of Employee’s termination of employment (or such shorter time period as may be required by the Company consistent with applicable law), and non-revocation of a release prepared by Employer and waiving and releasing Employer and the Company, their parents, subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees and employees, from any and all claims whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under any and all express or implied employment agreements, any and all statutory and common law tort claims, any and all salary, bonus, stock, vacation (PTO), insurance and other benefit plans, and all state and federal laws, ordinances and statutes applicable to Employee’s employment or the cessation of that employment that may be released by private agreement (including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act, as amended; the Equal Pay Act; the Lily Ledbetter Fair Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act; Chapter 608, Compensation, Wages and Hours, of the Nevada Revised Statutes; Chapter 613, Employment Practices, of the Nevada Revised Statutes; the Worker Adjustment Retraining Notification Act (“WARN”); Post-Civil War Reconstruction Act, as Amended (42 U.S.C. §1981-1988); the National Labor Relations Act; the Labor

Jonathan Halkyard Employment Agreement-January 2021

Management Relations Act; any other federal, state or local law prohibiting employment discrimination or otherwise regulating employment; which release becomes irrevocable in accordance with its terms (which, for the avoidance of doubt, will occur within thirty (30) days or fewer following the date of Employee’s termination of employment).

10.3.3

As a further condition to Employer’s salary obligations under Section 10.2.1 above, Employee agrees to cooperate with Employer regarding matters on which Employee has worked, on a reasonable basis and at times mutually convenient to both parties. Employee further agrees to fully cooperate with the Company in any ongoing or future legal matters about which Employee has knowledge or information, or that concern Employee’s former position with the Company.

10.3.4	In the event of termination of this Agreement under this Section 10.3, the restrictions of Section 8.1 shall no longer apply.

10.4

Employee’s No Cause Termination. In the event Employee terminates Employee’s employment under this Agreement without cause, Employer will have no further liability or obligations whatsoever to Employee hereunder. Employer will be entitled to all of Employer’s rights and remedies by reason of such termination, including without limitation, the right to enforce the covenants and agreements contained in Section 8 and Employer’s right to recover damages.

10.5

Survival of Covenants. Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in Sections 10.2.4 and 10.3.4 with respect to the undertaking contained in Section 8.1, the covenants and agreements contained in Section 8 shall survive a termination of this Agreement or the cessation of Employee’s employment to the extent and for the period provided for in Section 8, regardless of the reason for such termination.

11.

Arbitration. Except as otherwise provided for in this Agreement and in Exhibit D to this Agreement (which constitutes a material provision of this Agreement), any controversy, dispute or claim directly or indirectly arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of Employee, or the termination thereof, shall be resolved by binding arbitration pursuant to Exhibit D.

12.

Disputed Claim. In the event of any “Disputed Claim” (defined below in Section 21), such Disputed Claim shall be resolved by binding arbitration pursuant to Exhibit D. Unless and until the arbitration process for a Disputed Claim is finally resolved in Employee’s favor and Employer thereafter fails to satisfy such award within thirty (30) days of its entry, Employee shall not have affected an Employee’s Good Cause termination and Employee shall not have any termination rights pursuant to Section 10.3 with respect to such Disputed Claim. Nothing herein shall preclude or prohibit Company from invoking the provisions of Section 10.2, or of Company seeking or obtaining injunctive or other equitable relief.

Jonathan Halkyard Employment Agreement-January 2021

13.

Severability. If any section, provision, paragraph, phrase, word, and/or line (collectively, “Provision”) of this Agreement is declared to be unenforceable, then this Agreement will be deemed retroactively modified to the extent necessary to render the otherwise unenforceable Provision, and the rest of the Agreement, valid and enforceable. If a court or arbitrator declines to modify this Agreement as provided herein, the invalidity or unenforceability of any Provision of this Agreement shall not affect the validity or enforceability of the remaining Provisions. This Section 13 does not limit the Company’s rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach by Employee of the enforceable provisions of this Agreement.

14.

No Waiver of Breach or Remedies. No failure or delay on the part of Employee or Employer in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

15.

Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Employee and a duly authorized member of Employer’s senior management and be approved by the Compensation Committee. No consent to any departure by Employee from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of Employer’s senior management and is approved by the Compensation Committee. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16.

Governing Law. The laws of the State in which the Employer’s principal place of business is located shall govern the validity, construction and interpretation of this Agreement, and except for Disputed Claims and subject to the Arbitrations provisions included herewith, exclusive jurisdiction over any claim with respect to this Agreement shall reside in the courts of the State of Nevada.

17.	Number and Gender. Where the context of this Agreement requires the singular shall mean the plural and vice versa and references to males shall apply equally to females and vice versa.

18.	Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

19.

Assignment. This Agreement is personal to Employee and may not be assigned by Employee. Employee agrees that Employer may assign this Agreement. Without limitation of the foregoing, Employee expressly agrees that Employer’s successors, affiliates and assigns may enforce the provisions of Section 8 above, and that five percent (5%) of the annual salary Employer has agreed to pay in Section 3 above is in consideration for Employee’s consent to the right of Employer’s successors, affiliates and assigns to enforce the provisions of Section 8.

Jonathan Halkyard Employment Agreement-January 2021

20.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer’s successors and assigns.

21.	Certain Definitions. As used in this Agreement:

“Business Contacts” are defined as the names, addresses, contact information or any information pertaining to any persons, advertisers, suppliers, vendors, independent contractors, brokers, partners, employees, entities, patrons or customers (excluding Company’s Trade Secrets, which are protected from disclosure in accordance with Section 8.2 above) upon whom or which Employee: contacted or attempted to contact in any manner, directly or indirectly, or which Company reasonably anticipated Employee would contact within six months of Employee’s last day of employment at Company, or with whom or which Employee worked or attempted to work during Employee’s employment by Company.

“Company” means MGM Resorts International, and all of its subsidiary and affiliated entities, together with all of their respective officers, directors, joint venturers, members, shareholders, employees, ERISA plans, attorneys and assigns.

“Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in (A) the development, ownership, operation or management of (i) gaming facilities; (ii) convention or meeting facilities; or (iii) one or more hotels if any such hotel is connected in any way, whether physically or by business association, to a gaming establishment and, further, where Competitor’s activities are within a 150 mile radius of any location where any of the foregoing facilities, hotels, or venues are, or are proposed to be, owned, operated, managed or developed by the Company or (B) iGaming or sports betting.

“Confidential Information” is defined as all Trade Secrets, Business Contacts, business practices, business procedures, business processes, financial information, contractual relationships, marketing practices and procedures, management policies and procedures, and/or any other information of the Company or otherwise regarding the Company’s operations and/or Trade Secrets or those of any member of the Company and all information maintained or entered on any database, document or report set forth on Exhibit C or any other loyalty, hotel, casino or other customer database or system, irrespective of whether such information is used by Employee during Employee’s employment by Company.

“Disputed Claim” means that Employee maintains pursuant to Section 10.3 that Employer has materially breached its duty to Employee and Employer has denied such material breach.

“Employee’s Good Cause” shall mean (i) any assignment to Employee of duties that are materially and significantly different than those contemplated by the terms of this Agreement; (ii) any material and significant limitation on the powers of the Employee not contemplated by the terms of the Agreement; (iii) a material adverse change in Employee’s reporting relationship; or (iv) the failure of Employer to pay Employee any compensation when due, save and except a Disputed Claim to compensation.

Jonathan Halkyard Employment Agreement-January 2021

“Employee’s Physician” shall mean a licensed physician selected by Employee for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

“Employer’s Good Cause” shall mean:

(1)    Employee’s death;

(2)    Employee’s “Disability,” which is hereby defined to include incapacity for medical reasons certified to by “Employer’s Physician” (defined below) which precludes the Employee from performing the essential functions of Employee’s duties hereunder for a consecutive or predominately consecutive period of six (6) months, with or without reasonable accommodations. (In the event Employee disagrees with the conclusions of Employer’s Physician, Employee (or Employee’s representative) shall designate a physician of Employee’s choice, (“Employee’s Physician”) and Employer’s Physician and Employee’s Physician shall then jointly select a third physician, who shall make a final determination regarding Employee’s Disability, which shall be binding on the parties). Employee acknowledges that consistent and reliable attendance is an essential function of Employee’s position. Employee agrees and acknowledges that a termination under this paragraph does not violate any federal, state or local law, regulation or ordinance, including but not limited to the Americans With Disabilities Act;

(3)    (A) the Employee’s conviction of, or plea of guilty or nolo contendere to (x) a crime relating to the Company or its affiliates or (y) any felony, (B) Employee is found disqualified or not suitable to hold a casino or other gaming license by a final, non-appealable determination (or if Employee fails to appeal a determination that may be appealed) of an applicable governmental gaming authority, which causes Employee’s failure or inability to satisfy gaming licensing requirements set forth in this Agreement, (C) willful misconduct, gross misconduct, or gross negligence in the performance of the Employee’s duties to the Company, (D) a material breach by the Employee of any material written agreement entered into between the Employee and the Company, or any material written policy of the Company, including the Company’s sexual harassment policy, (E) the Employee’s refusal or intentional failure to follow a lawful and proper direction of the Chief Executive Officer or the Board, or (F) any conduct (whether or not listed in (A) through (E) of this paragraph) by the Employee, whether or not in the course of performing the Employee’s responsibilities to the Company, that has or is reasonably likely to have a material adverse effect on the business, assets or reputation of the Company; in the cases of each of (C) through (F) above, that, if curable, is not cured by the Employee within thirty (30) days following the Employee’s receipt of written notice given to the Employee by the Company; or

(4)    Employee’s failure or inability to satisfy the requirements stated in Section 6 above.

“Employer’s Physician” shall mean a licensed physician selected by Employer for purposes of determining Employee’s disability pursuant to the terms of this Agreement.

Jonathan Halkyard Employment Agreement-January 2021

“Restrictive Period” means the twelve (12) month period immediately following any separation of Employee from active employment for any reason occurring during the Specified Term or the twelve (12) month period immediately following the expiration of the Specified Term.

“Trade Secrets” are defined in a manner consistent with the broadest interpretation of Nevada law. Trade Secrets shall include, without limitation, Confidential Information, formulas, inventions, patterns, compilations, vendor lists, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, any of which derive economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use, including but not limited to the general public.

22.

Employee acknowledges that MGM Resorts International is a publicly traded company and agrees that in the event there is any default or alleged default by Employer under the Agreement, or Employee has or may have any claims arising from or relating to the Agreement, Employee shall not commence any action or otherwise seek to impose any liability whatsoever against any person or entity in its capacity as a stockholder of MGM Resorts International (“Stockholder”). Employee further agrees that Employee shall not permit any party claiming through Employee, to assert a claim or impose any liability against any Stockholder (in its capacity as a Stockholder) as to any matter or thing arising out of or relating to the Agreement or any alleged breach or default by Employer.

23.	Section 409A.

23.1

This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). If Employer determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A, the Compensation Committee and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provisions, however, shall not be construed as a guarantee by Employer of any particular tax effect to Employee under this Agreement.

23.2

“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, Employee’s “separation from service” as defined in Section 409A.

23.3	For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

Jonathan Halkyard Employment Agreement-January 2021

23.4

With respect to any reimbursement of Employee’s expenses, or any provision of in-kind benefits to Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made pursuant to Employer’s reimbursement policy but no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

23.5

If a payment obligation under this Agreement that constitutes a payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Section 409A), any payment thereof that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days following Employee’s death.

24.

Ownership of Intellectual Property. Employee expressly acknowledges that all trademarks, trade dress, copyrightable works, patentable inventions, ideas, new or novel inventions, concepts, systems, methods of operation, improvements, strategies, techniques, trade secrets including, but not limited to, customers (including, but not limited to, customer names, contact information, historical and/or theoretical play, or other information, and the right to market to such customers), data of any type or nature and regardless of the form or media, as well as all materials of any type of nature that comprise, reflect or embody any of the foregoing including, without limitation, databases, software, artistic works, advertisements, brochures, marketing plans, customer lists, memoranda, business plans, and proposals (collectively, “Intellectual Property”) created, conceived, developed, contributed to, or otherwise obtained, in whole or in part by the Employee during the term of Employee’s employment by Employer shall at all times be owned by Employer (and is hereby expressly assigned by Employee to Employer) if the Intellectual Property: (a) was created, conceived, developed, or contributed to: (1) using any of Employer’s property or resources; (2) on Employer’s premises; or (3) during Employee’s hours of employment; or (b) relates to Employee’s employment by Employer, even though creation of such Intellectual Property was not within the scope of Employee’s duties and responsibilities for which the Employer employs the Employee. All works of authorship created by Employee within the scope of this provision shall be deemed works made for hire as defined in the Copyright Act of 1976, 17 U.S.C. § 101 To the extent such works are deemed not to be works of authorship, Employee hereby irrevocably assigns (or authorizes Employer to act as Employee’s agent to assign) all right, title and interest in and to the copyrights in the works, including, without limitation, right of attribution and all related moral rights, to the Employer. Employee further agrees that any inventions and trade secrets covered by this

Jonathan Halkyard Employment Agreement-January 2021

provision shall be owned absolutely and exclusively by Employer, including all patent rights throughout the world. Employee acknowledges that this provision provides Employer with rights greater than provided under certain applicable laws including, without limitation, Nevada Revised Statutes § 600.500. Employee shall promptly inform Employer about such patentable inventions and shall not disclose to any third parties any information about the inventions without the prior written consent of Employer. Employee agrees to execute and deliver to Employer, upon request, such documents as may be necessary for Employer to perfect its rights in any and all Intellectual Property covered by this provision. To fulfill the intent of this paragraph, Employee irrevocably appoints Employer and Employer’s authorized agents as his/her agent and attorney in fact to transfer, vest or confirm Employer’s rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters, patents or trademark or copyright registrations with the same legal force as if done by Employee, in all instances in which Employer is unable for any reason to secure Employee’s personal signature. Employee shall not be entitled to any compensation or other consideration for any Intellectual Property covered by this provision.

25.	Certain Protections.

25.1

Employee understands that nothing contained in this Agreement limits or otherwise prohibits Employee from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information (subject to paragraph 26.2 below), without notice to the Employer. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

25.2	Defend Trade Secrets Act Notice. Notwithstanding anything to the contrary in this Agreement or otherwise, pursuant to the Defend Trade Secrets Act of 2016, Employer hereby advises Employee as follows:

(a)

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(b)	An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret

Jonathan Halkyard Employment Agreement-January 2021

to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

26.

CARES Act. Notwithstanding anything to the contrary, to the extent required pursuant to the terms of the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified, the “CARES Act”) in connection with the Company entering into, or becoming eligible to enter into, a loan, loan guarantee or other form of financial assistance with the Secretary of the Treasury or other governmental entity under the CARES Act, (i) Employee shall agree to such limitations or reductions with respect to Employee’s compensation (including, without limitation, equity awards) or severance entitlements from the Company that are required by any governmental entity to comply with the applicable provisions of the CARES Act; and (ii) Employee’s compensation (including, without limitation, equity awards) and severance entitlements from Employer may be limited or reduced by the Compensation Committee to the extent necessary to comply with the applicable provisions of the CARES Act. To the extent permitted by the CARES Act or other applicable related law or agreement, any such limitation or reduction shall be made in good faith consultation with Employee. No limitation, reduction or other consequence of this Section 26 shall constitute Employee’s Good Cause.

IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EMPLOYEE – Jonathan Halkyard

/s/ Jonathan Halkyard

Dated: 1/5/21

EMPLOYER – MGM Resorts International

/s/ William J. Hornbuckle
By:	William J. Hornbuckle, Chief Executive Officer and President

Dated: 1/5/21

Jonathan Halkyard Employment Agreement-January 2021

EXHIBIT A

MGM RESORTS INTERNATIONAL

RESTRICTED STOCK UNITS AGREEMENT

No. of Restricted Stock Units:

This Agreement (including its Exhibit, the “Agreement”) is made by and between MGM Resorts International, a Delaware corporation (the “Company”), and                      (the “Participant”) with an effective date of                      (the “Effective Date”).

RECITALS

A. The Board of Directors of the Company (the “Board”) has adopted the Company’s 2005 Omnibus Incentive Plan, as amended (the “Plan”), which provides for the granting of Restricted Stock Units (as that term is defined in Section 1 below) to selected service providers. Capitalized terms used and not defined in this Agreement shall have the same meanings as in the Plan.

B. The Board believes that the grant of Restricted Stock Units will stimulate the interest of selected employees in, and strengthen their desire to remain with, the Company or a Parent or Subsidiary (as those terms are hereinafter defined).

C. The Compensation Committee of the Board (the “Committee”) has authorized the grant of Restricted Stock Units to the Participant pursuant to the terms of the Plan and this Agreement.

D. The Committee and the Participant intend that the Plan and this Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) whether previously entered into, currently effective or entered into in the future) which relate to the subject matter hereof.

Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Definitions.

1.1 “Business Contacts” means the names, addresses, contact information or any information pertaining to any persons, advertisers, suppliers, vendors, independent contractors, brokers, partners, employees, entities, patrons or customers (excluding Employer’s Trade Secrets, which are protected from disclosure in accordance with Section 3.10 below) upon whom or which a Participant: contacted or attempted to contact in any manner, directly or indirectly, or which Employer reasonably anticipated a Participant would contact within six months of a Participant’s last day of employment at Employer, or with whom or which a Participant worked or attempted to work during Participant’s employment by Employer.

1.2 “Code” means the Internal Revenue Code of 1986, as amended.

1.3 “Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in the development, ownership, operation or management of (i) gaming facilities; (ii) convention or meeting facilities; or (iii) one or more hotels if any such hotel is connected in any way, whether physically or by business association, to a gaming establishment and, further, where Competitor’s activities are within a 150 mile radius of any location where any of the foregoing facilities, hotels, or venues are, or are proposed to be, owned, operated, managed or developed by the Employer.

1.4 “Confidential Information” means all Trade Secrets, Business Contacts, business practices, business procedures, business processes, financial information, contractual relationships, marketing practices and procedures, management policies and procedures, and/or any other information of the Employer or otherwise regarding the Employer’s operations and/or Trade Secrets or those of any member of the Employer and all information maintained or entered on any database, document or report set forth on Exhibit B hereto or any other loyalty, hotel, casino or other customer database or system, irrespective of whether such information is used by Participant during Participant’s employment by the Employer.

1.5 “Current Employment Agreement” means the Participant’s employment agreement with the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) in effect as of the applicable date of determination.

1.6 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

1.7 “Employer” means the Company, the Subsidiaries and any Parent and affiliated companies.

1.8 “Employer’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Employer’s Good Cause” means:

A. Participant’s failure to abide by the Employer’s policies and procedures, misconduct, insubordination, inattention to the Employer’s business, failure to perform the duties required of the Participant up to the standards established by the Employer’s senior management, or material breach of the Current Employment Agreement, which failure or breach is not cured by the Participant within ten (10) days after written notice thereof from the Employer specifying the facts and circumstances of the alleged failure or breach, provided, however, that such notice and opportunity to cure shall not be required if, in the good faith judgment of the Board, such breach is not capable of being cured within ten (10) days;

B. Participant’s failure or inability to apply for and obtain any license, qualification, clearance or other similar approval which the Employer or any regulatory authority which has jurisdiction over the Employer requests or requires that the Participant obtain;

C. the Employer is directed by any governmental authority in Nevada, Michigan, Mississippi, Illinois, Macau S.A.R., or any other jurisdiction in which the Employer is engaged in a gaming business or where the Employer has applied to (or during the term of the Participant’s employment under the Current Employment Agreement, may apply to) engage in a gaming business to cease business with the Participant;

D. the Employer determines, in its reasonable judgment, that the Participant was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize the Employer’s business, reputation or licenses to engage in the gaming business; or

E. any of the Employer’s gaming business licenses are threatened to be, or are, denied, curtailed, suspended or revoked as a result of the Participant’s employment by the Employer or as a result of the Participant’s actions.

1.9 “Fair Market Value” means the closing price of a share of Stock reported on the New York Stock Exchange (“NYSE”) or other applicable established stock exchange or over the counter market on the applicable date of determination, or if no closing price was reported on such date, the first trading day immediately preceding the applicable date of determination on which such a closing price was reported. In the event shares of Stock are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

1.10 “Parent” means a parent corporation as defined in Section 424(e) of the Code.

1.11 “Participant’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Participant’s Good Cause” means:

A. The failure of the Employer to pay the Participant any compensation when due; or

B. A material reduction in the scope of duties or responsibilities of the Participant or any reduction in the Participant’s salary.

If a breach constituting Participant’s Good Cause occurs, the Participant shall give the Employer thirty (30) days’ advance written notice specifying the facts and circumstances of the alleged breach. During such thirty (30) day period, the Employer may either cure the breach (in which case such notice will be considered withdrawn) or declare that the Employer disputes that Participant’s Good Cause exists, in which case Participant’s Good Cause shall not exist until the dispute is resolved in accordance with the methods for resolving disputes specified in Exhibit A hereto.

1.12 “Restricted Stock Unit” means an award granted to a Participant pursuant to Article 8 of the Plan, except that no shares of Stock are actually awarded or granted to the Participant on the date of grant.

1.13 “Restrictive Period” means the twelve (12) month period immediately following the Participant’s date of termination.

1.14 “Retirement” means termination of employment with the Employer at a time when Participant’s age plus years of service with the Employer is equal to or greater than 65; provided that, (i) Participant is at least age 55, (ii) Participant has at least 5 years of service with Employer and (iii) Participant has given the Employer at least ninety (90) days’ notice of termination.

1.15 “Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable.

1.16 “Stock” means the Company’s common stock, $.01 par value per share.

1.17 “Subsidiary” means a subsidiary corporation of the Company as defined in Section 424(f) of the Code or corporation or other entity, whether domestic or foreign, in which the Company has or obtains a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

1.18 “Trade Secrets” are defined in a manner consistent with the broadest interpretation of Nevada law. Trade Secrets shall include, without limitation, Confidential Information, formulas, inventions, patterns, compilations, vendor lists, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, any of which derive economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use, including but not limited to the general public.

1.19 “Vesting Period” means the period of time from the date of this Agreement until the last scheduled vesting date described in Section 3.1 below.

2. Grant to Participant. The Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, an award of                      Restricted Stock Units. Except as otherwise set forth in the Plan or this Agreement, (i) each Restricted Stock Unit represents the right to receive one (1) share of Stock upon vesting of such Restricted Stock Units, (ii) unless and until the Restricted Stock Units have vested in accordance with the terms of this Agreement, the Participant shall not have any right to delivery of the shares of Stock underlying such Restricted Stock Units or any other consideration in respect thereof and (iii) each Restricted Stock Unit that vests shall be paid to the Participant within thirty (30) days following the date that the Restricted Stock Unit vests or the date(s) set forth in Sections 3.1 and 3.2, as applicable.

3. Terms and Conditions.

3.1 Vesting Schedule. Subject to Section 3.2, the Restricted Stock Units shall vest as set forth in (i) through (iv) below, subject to the Participant’s continued employment with the Company or any Subsidiary or Parent on each of the dates specified in (i) through (iv) below:

(i) The first installment shall consist of twenty-five percent (25%) of the shares of Stock subject to the Restricted Stock Units and shall vest on the first anniversary of the Effective Date (the “Initial Vesting Date”).

(ii) The second installment shall consist of twenty-five percent (25%) of the shares of Stock subject to the Restricted Stock Units and shall vest on the first anniversary of the Initial Vesting Date.

(iii) The third installment shall consist of twenty-five percent (25%) of the shares of Stock subject to the Restricted Stock Units and shall vest on the second anniversary of the Initial Vesting Date.

(iv) The fourth installment shall consist of twenty-five percent (25%) of the shares of Stock subject to the Restricted Stock Units and shall vest on the third anniversary of the Initial Vesting Date;

provided, that any Restricted Stock Units which vest under the schedule set forth in this Section 3.1 shall be paid to the Participant within thirty (30) days following the date that the applicable installment vests.

3.2 Vesting at Termination. Upon termination of employment with the Employer for any reason the unvested portion of the Restricted Stock Units shall be forfeited without any consideration; provided, however, that, (i) upon termination of employment by the Employer without Employer’s Good Cause or by the Participant with Participant’s Good Cause, the Restricted Stock Units that would have become vested (but for such termination) under the schedule determined in Section 3.1 herein during the twelve (12) months from the date of termination of employment shall remain outstanding and be paid on the same schedule determined in Section 3.1 herein, (ii) upon termination of employment due to the Participant’s Retirement, so long as the date of termination is at least 6 months following the Effective Date, all unvested Restricted Stock Units shall remain outstanding and be paid on the same schedule determined in Section 3.1 herein, and (iii) upon termination of employment due to the Participant’s death or Disability, all unvested Restricted Stock Units shall become immediately vested and paid to the Participant within thirty (30) days following the date of termination. Any continued vesting provided for in the preceding sentence shall immediately cease and unvested Restricted Stock Units shall be forfeited in the event the Participant breaches any post-termination covenant with the Company or its affiliate in an employment agreement or set forth in Section 3.10 below (after taking into account any applicable cure period).

Notwithstanding anything herein to the contrary, if Participant qualifies at the time of termination of employment for both a termination of employment due to Retirement (determined without regard to the 90-day notice requirement) and a termination by the Employer without Employer’s Good Cause, Participant shall be permitted to designate whether Participant’s employment is due to Participant’s Retirement or by the Employer without Employer’s Good Cause.

3.3 Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion, of the Participant’s unvested Restricted Stock Units at any time, subject to the terms of the Plan and this Agreement. If so accelerated, the Restricted Stock Units will be considered as having vested as of the date specified by the Committee or an applicable written agreement but the Committee will have no right to accelerate any payment under this Agreement if such acceleration would cause this Agreement to fail to comply with Section 409A.

3.4 Stockholder Rights and Dividend Equivalents.

(i) Participant will have no rights as a stockholder with respect to any shares of Stock subject to Restricted Stock Units until the Restricted Stock Units have vested and shares of Stock relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.

(ii) Notwithstanding the foregoing, each Restricted Stock Unit shall accrue dividend equivalents with respect to dividends that would otherwise be paid on the Stock underlying such Restricted Stock Unit during the period from the date of grant to the date such Stock is delivered. Any such dividend equivalent shall be deemed reinvested in additional full and fractional Restricted Stock Units immediately upon the related dividend’s payment date, based on the then-current Fair Market Value, and shall be subject to the same vesting, settlement and other conditions applicable to the Restricted Stock Unit on which such dividend equivalent is paid. Any fractional shares shall be paid in cash upon the vesting of such Restricted Share Units.

3.5 Limits on Transferability. The Restricted Stock Units granted under this Agreement may be transferred solely to a trust in which the Participant or the Participant’s spouse control the management of the assets. With respect to Restricted Stock Units, if any, that have been transferred to a trust, references in this Agreement to vesting related to such Restricted Stock Units shall be deemed to include such trust. Any transfer of Restricted Stock Units shall be subject to the terms and conditions of the Plan and this Agreement and the transferee shall be subject to the same terms and conditions as if it were the Participant. No interest of the Participant under this Agreement shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

3.6 Adjustments. If there is any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares of Stock, or any similar change affecting the Stock the Committee will make appropriate and proportionate adjustments (including relating to the Stock, other securities, cash or other consideration which may be acquired upon vesting of the Restricted Stock Units) that it deems necessary to the number and class of securities subject to the Restricted Stock Units and any other terms of this Agreement. Any adjustment so made shall be final and binding upon the Participant.

3.7 No Right to Continued Performance of Services. The grant of the Restricted Stock Units does not confer upon the Participant any right to continue to be employed by the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) nor may it interfere in any way with the right of the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) for which the Participant performs services to terminate the Participant’s employment at any time.

3.8 Compliance With Law and Regulations. The grant and vesting of Restricted Stock Units and the obligation of the Company to issue shares of Stock under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to the Participant and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (A) the listing of such shares on any stock exchange on which the Stock may then be listed and (B) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

3.9 Corporate Transaction. Upon the occurrence of a reorganization, merger, consolidation, recapitalization, or similar transaction, unless otherwise specifically prohibited under applicable laws or by the applicable rules and regulations of any governing governmental agencies or national securities exchanges, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of the Restricted Stock Units, including without limitation the following (or any combination thereof): (i) continuation or assumption of the Restricted Stock Units by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of an award with substantially the same terms for the Restricted Stock Units; (iii) accelerated vesting with respect to the Restricted Stock Units immediately prior to the occurrence of such event and payment to the Participant within thirty (30) days thereafter; and (iv) cancellation of all or any portion of the Restricted Stock Units for fair value (in the form of cash or its equivalent (e.g., by check), other property or any combination thereof) as determined in the sole discretion of the Committee and which value may be zero (if the value of the underlying stock is zero), and payment to the Participant within thirty (30) days thereafter.

3.10 Participant Covenants. The Participant acknowledges that, in the course of performing his or her responsibilities to the Employer, the Participant will form relationships and become acquainted with Confidential Information. The Participant further acknowledges that such relationships and the Confidential Information are valuable to the Employer, and the restrictions on his or her future employment contained in this Section 3.10, if any, are reasonably necessary in order for the Employer to remain competitive in its various businesses. In consideration of the benefits provided under this Agreement (including, but not limited to, the potential vesting continuation or acceleration under Section 3.2 hereof), and in recognition of the Employer’s heightened need for protection from abuse of relationships formed or Confidential

Information garnered during the Participant’s employment with the Employer, Participant hereby agrees to the following covenants as a condition of receipt of the benefits provided under this Agreement:

(i)     Non-Competition. During the entire Restrictive Period, the Participant shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any “Competitor” in any capacity that is the same, substantially the same or similar to the position or capacity (irrespective of title or department) as that held at any time during Participant’s employment with the Company. During the entire Vesting Period, if the Participant directly or indirectly becomes employed by, provides consultation or other services to, engages in, participates in or otherwise becomes connected in any way with any “Competitor”, the continued vesting provided for under Section 3.2 of this Agreement will immediately terminate and all of such Participant’s then outstanding Restricted Stock Units will immediately terminate and be forfeited as of the date Participant becomes employed by or otherwise associated in any way with a Competitor.

(ii)    Non-Solicitation. In addition, during the Restrictive Period under this Section 3.10: (A) the Participant will not call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any Business Contacts of Employer, and (B) the Participant will not approach, solicit, contract with or hire any current Business Contacts of Employer or entice any Business Contact to cease his/her/its relationship with Employer or end his/her employment with Employer, without the prior written consent of Company, in each and every instance, such consent to be within Company’s sole and absolute discretion. During the entire Vesting Period, if the Participant (x) calls on, solicits, induces to leave and/or takes away, or attempts to call on, solicit, induce to leave and/or take away, any Business Contacts of Employer or (y) approaches, solicits, contracts with or hires any current Business Contacts of Employer or entices any Business Contact to cease his/her/its relationship with Employer or end his/her employment with Employer, without the prior written consent of Company, the continued vesting provided for under Section 3.2 of this Agreement will immediately terminate and all of such Participant’s then outstanding Restricted Stock Units will immediately terminate and be forfeited as of the date of such action.

(iii)    Non-Disclosure and Confidentiality. The Participant will not make known to any Competitor and/or any member, manager, officer, director, employee or agent of a Competitor, the Business Contacts of Employer. The Participant further covenants and agrees that at all times during Participant’s employment with the Company, and at all times thereafter, Participant shall not, without the prior written consent of the Company’s Chief Executive Officer or General Counsel in each and every instance—such consent to be within the Company’s sole and absolute discretion—use, disclose or make known to any person, entity or other third party outside of the Employer any Confidential Information belonging to Employer or its individual members. Notwithstanding the foregoing, the provisions of this paragraph shall not apply to Confidential Information: (A) that is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) in any litigation, arbitration, mediation or legislative hearing, with jurisdiction to order Participant to disclose or make accessible any information, provided, however, that Participant provides Company with ten (10) days’ advance written notice of such disclosure to enable Company to seek a protective order or other relief to protect the confidentiality of such Confidential Information; (B) that becomes generally known to the public or within the relevant trade or industry other than due to Participant’s or any third party’s violation of this Section 3.10 or other obligation of confidentiality; or (C) that becomes available to Participant on a non-confidential basis from a source that is legally entitled to disclose it to Participant.

(iv)    Forfeiture. It is a condition to the receipt of any benefits under this Agreement that, in the event of any breach of the Participant’s obligations under this Section 3.10, the continued vesting provided for under Section 3.2 of this Agreement will immediately terminate and all of the Participant’s then outstanding Restricted Stock Units will immediately terminate and be forfeited as of the date the Company determines that such a breach has occurred.

Nothing contained in this Section 3.10 limits or otherwise prohibits the Participant from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, this Section 3.10 does not limit the Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information (subject to the paragraph below), without notice to the Company. This Section 3.10 does not limit the Participant’s right to receive an award for information provided to any Government Agencies.

Notwithstanding anything to the contrary in this Section 3.10 or otherwise, pursuant to the Defend Trade Secrets Act of 2016, the Company hereby advises the Participant as follows: (A) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

The Participant agrees to notify the Company immediately of any other persons or entities for whom he or she works or provide services within the Vesting Period (excluding occasional consulting services for a non-Competitor, and similar activities), and to provide such information as the Company may reasonably request regarding such work or services during the Vesting Period within a reasonable time following such request. If the Participant fails to provide such notice or information, which failure is not cured by you within thirty (30) days after written notice thereof from the Company, any right to continued vesting under Section 3.2 shall immediately cease. The Participant further agrees to promptly notify the Company, within the Vesting Period, of any contacts made by any Competitor which concern or relate to an offer to employ the Participant or for the Participant to provide consulting or other services during the Vesting Period.

4. Investment Representation. The Participant must, within five (5) days of demand by the Company furnish the Company an agreement satisfactory to the Company in which the Participant represents that the shares of Stock acquired upon vesting are being acquired for investment. The Company will have the right, at its election, to place legends on the certificates representing the shares of Stock so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.

5. Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as amended from time to time.

6. Withholding. The Company or any Parent or Subsidiary shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restarted Stock Units awarded by this Agreement, their grant, vesting or otherwise, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes, which may include, without limitation, reducing the number of shares otherwise distributable to the Participant by the number of shares of Stock whose Fair Market Value is equal to the amount of tax required to be withheld by the Company or a Parent or Subsidiary as a result of the vesting or settlement or otherwise of the Restricted Stock Units.

7. Notices. Any notice hereunder to the Company must be addressed to: MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: 2005 Omnibus Incentive Plan Administrator, and any notice hereunder to the Participant must be addressed to the Participant at the Participant’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three (3) days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.

8. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) whether previously entered into, currently effective or entered into in the future that includes terms and conditions regarding equity awards) which relate to the subject matter hereof.

9. Waiver. No waiver of any breach or condition of this Agreement shall be deemed a waiver of any other or subsequent breach or condition whether of like or different nature.

10. Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Stock Units pursuant to this Agreement.

11. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

12. Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.

13. Arbitration. Except as otherwise provided in Exhibit A to this Agreement (which constitutes a material provision of this Agreement), disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit A hereto.

14. Clawback Policy. By accepting this award the Participant hereby agrees that this award and any other compensation paid or payable to the Participant is subject to Company’s Policy on Recovery of Incentive Compensation in Event of Financial Restatement (or any successor policy) as in effect from time to time, and that this award shall be considered a bonus for purposes of such policy. In addition, the Participant agrees that such policy may be amended from time to time by the Board in a manner designed to comply with applicable law and/or stock exchange listing requirements. The Participant also hereby agrees that the award granted hereunder and any other compensation payable to the Participant shall be subject to recovery (in whole or in part) by the Company to the minimum extent required by applicable law and/or stock exchange listing requirements.

15. Amendment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided that the Company may alter, modify or amend this Agreement unilaterally if such change is not materially adverse to the Participant or to cause this Agreement to comply with applicable law.

16. Severability. The provisions of this Agreement are severable and if any portion of this Agreement is declared contrary to any law, regulation or is otherwise invalid, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.

17. Execution. Each party agrees that an electronic, facsimile or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Nevada law. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

18. Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

19. Tax Treatment; Section 409A. The Participant shall be responsible for all taxes with respect to the Restricted Stock Units. Notwithstanding the forgoing or any provision of the Plan or this Agreement:

19.1 The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision. However, the Company makes no guarantee regarding the tax treatment of the Restricted Stock Units and none of the Company, its Parent, Subsidiaries or affiliates, nor any of their employees or representatives shall have any liability to the Participant with respect thereto.

19.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

19.3 For purposes of Section 409A, the Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

20. CARES Act. Participant acknowledges and agrees that the Restricted Stock Units are subject to the terms of Section 27 (CARES Act) of the Current Employment Agreement, which terms shall be incorporated herein by reference.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Units Agreement as of the date first written above.

MGM RESORTS INTERNATIONAL

By:
Name:
Title:

PARTICIPANT

By:
Name:

[Signature Page to Restricted Stock Units Agreement]

EXHIBIT A

ARBITRATION

This Exhibit A sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit A shall be considered a part of the Agreement.

1.    Except for a claim by either Participant or the Company for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Agreement or the breach hereof including without limitation any claim involving the interpretation or application of the Agreement or the Plan, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. This Exhibit A covers any claim Participant might have against any officer, director, employee, or agent of the Company, or any of the Company’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them. The promises by the Company and Participant to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

2.    Claims Subject to Arbitration. This Exhibit A contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justiciable under applicable state or federal law are covered by this Exhibit A. Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees.

3.    Non-Waiver of Substantive Rights. This Exhibit A does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Participant’s right to pursue those rights and remedies in a judicial forum. By signing the Agreement and the acknowledgment at the end of this Exhibit A, the undersigned Participant voluntarily agrees to arbitrate his or her claims covered by this Exhibit A.

4.    Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Participant and the Company must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that the Company and Participant are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit A, give written notice of a claim pursuant to Section 7 of the Agreement. In the event such notice is to be provided to the Company, the Participant shall provide a copy of such notice of a claim to the Company’s Executive Vice President and General Counsel. Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

5.    Selecting an Arbitrator: This Exhibit A mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

6.    Representation/Arbitration Rights and Procedures:

a.    Participant may be represented by an attorney of his/her choice at his/her own expense.

b.    The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit A shall provide for the broadest level of arbitration of claims between the Company and Participant under Nevada or applicable federal law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.    The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.    The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.    The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment.

f.    The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Participant or the Company may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a post hearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.    Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

7.    Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

a.    Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit A and to enforce an arbitration award.

b.    In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Participant which is subject to arbitration under this Exhibit A, Participant hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Participant’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit A.

8.    Fees and Expenses: The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Participant is the party initiating the claim, Participant will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Participant is (or was last) employed by the Company. Participant and the Company shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

9.    The arbitration provisions of this Exhibit A shall survive the termination of Participant’s employment with the Company and the expiration of the Agreement. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit A.

10.    The arbitration provisions of this Exhibit A do not alter or affect the termination provisions of this Agreement.

11.    Capitalized terms not defined in this Exhibit A shall have the same definition as in the Agreement to which this is Exhibit A.

12.    If any provision of this Exhibit A is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit A. All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT

BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT A IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT A CONSTITUTES A MATERIAL TERM AND CONDITION OF THE RESTRICTED STOCK UNITS AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT A, AND THEY AGREE TO ABIDE BY ITS TERMS.

The parties also specifically acknowledge that by agreeing to the terms of this Exhibit A, they are waiving the right to pursue claims covered by this Exhibit A in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit A does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit A voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit A.

Participant further acknowledges that Participant has been given the opportunity to discuss this Exhibit A with Participant’s private legal counsel and that Participant has availed himself/herself of that opportunity to the extent Participant wishes to do so.

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Exhibit B

Name of Report	Generated By
Including, but not limited to:
Arrival Report	Room Reservation/Casino Marketing
Departure Report	Room Reservation/Casino Marketing
Master Gaming Report	Casino Audit
Department Financial Statement	Finance
$5K Over High Action Play Report	Casino Marketing
$50K Over High Action Play Report	Casino Marketing
Collection Aging Report(s)	Collection Department
Accounts Receivable Aging	Finance
Marketing Reports	Marketing
Daily Player Action Report	Casino Operations
Daily Operating Report	Slot Department
Database Marketing Reports	Database Marketing
Special Event Calendar(s)	Special Events/Casino Marketing
Special Event Analysis	Special Events/Casino Marketing
Tenant Gross Sales Reports	Finance
Convention Group Tentative/Confirmed Pacing Reports	Convention Sales
Entertainment Event Settlement Reports	Finance
Event Participation Reports	Casino Marketing
Table Ratings	Various
Top Players	Various
Promotion Enrollment	Promotions
Player Win/Loss	Various

EXHIBIT B

Director of Dave & Buster’s Entertainment, Inc. (NASDAQ: PLAY) through the current term of his appointment, which shall end in 2021

Director of Shift4 Payments, Inc. (NYSE: FOUR)

Trustee of the International Center for Responsible Gaming

Trustee Emeritus of the Economic Club of Las Vegas

Exhibit C

Name of Report	Generated By
Including, but not limited to:
Arrival Report	Room Reservation/Casino Marketing
Departure Report	Room Reservation/Casino Marketing
Master Gaming Report	Casino Audit
Department Financial Statement	Finance
$5K Over High Action Play Report	Casino Marketing
$50K Over High Action Play Report	Casino Marketing
Collection Aging Report(s)	Collection Department
Accounts Receivable Aging	Finance
Marketing Reports	Marketing
Daily Player Action Report	Casino Operations
Daily Operating Report	Slot Department
Database Marketing Reports	Database Marketing
Special Event Calendar(s)	Special Events/Casino Marketing
Special Event Analysis	Special Events/Casino Marketing
Tenant Gross Sales Reports	Finance
Convention Group Tentative/Confirmed Pacing Reports	Convention Sales
Entertainment Event Settlement Reports	Finance
Event Participation Reports	Casino Marketing
Table Ratings	Various
Top Players	Various
Promotion Enrollment	Promotions
Player Win/Loss	Various

B-1

EXHIBIT D: ARBITRATION AGREEMENT

This Arbitration Agreement is entered into as of January 11, 2021 (the “Effective Date”), by and between MGM Resorts International, its affiliates, parents, subsidiaries, divisions, successors, assigns and their current and former members, employees, officers, directors, and agents (hereafter collectively referred to as the “Employer”) and Jonathan Halkyard on behalf of him/herself, his/her heirs, administrators, executors, successors and assigns (“Employee”).

By signing this Agreement, both Employee and Employer (collectively the “Parties”) affirmatively assent and are specifically authorizing the resolution of the covered claims (as set forth below) by final and binding arbitration per the terms of this Agreement, rather than litigation before a judge and/or jury in court. The Parties acknowledge that by agreeing to arbitration, they are WAIVING ANY RIGHTS TO A JURY TRIAL.

Employee initials:         JH

Employer initials:         BH

A.	Scope of the Arbitration Agreement: Claims Covered and Not Covered.

1.    Except as otherwise provided in this Arbitration Agreement, Employee and Employer agree to resolve through final and binding arbitration any and all claims, disputes, or controversies that could otherwise be filed in court (“Claims”), whether legal or equitable, that Employee or Employer may have against each other. Claims covered by the Arbitration Agreement include, but are not limited to, those arising out of or relating to Employee’s obligations under the Employment Agreement, dated as of the Effective Date, by and between Employee and Employer (“employment Agreement”), as well as those arising out of or relating to Employee’s application for employment, the employment relationship, and Employee’s separation from employment; Title VII of the Civil Rights Act of 1964 (as amended); the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Genetic Information and Nondisclosure Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Fair Credit Reporting Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Pregnancy Discrimination Act; the Rehabilitation Act; the Worker Adjustment and Retraining Notification Act; any other federal, state, or local law, ordinance or regulation relating to the employment relationship between Employee and Employer, including, but not limited to, the payment of wage of any kind or based on any public policy, contract, tort, or common law; or any claim for damages, costs, fees, or other expenses or legal or equitable relief, including attorneys’ fees. Moreover, and notwithstanding anything to the contrary below, it is the Parties’ clear and unmistakable intent that all Claims be resolved through binding arbitration to the fullest extent permitted by federal law (and state law that is not preempted by federal law), not an administrative proceeding or court.

2.    Certain claims are not covered by this Arbitration Agreement: (i) claims for workers’ compensation benefits; (ii) claims for unemployment compensation benefits; (iii) claims which by federal law may not be subject to mandatory binding pre-dispute arbitration, such as certain claims under the Dodd-Frank Wall Street Reform Act; (iv) claims against a federal contractor that may not be the subject of a pre-dispute arbitration agreement as provided by valid, applicable, and enforceable federal Executive Orders and their implementing rules, regulations, and guidance; (v) claims asserted on an individual basis alleging quid pro quo or hostile work environment sexual harassment, and sex discrimination claims based on sexually harassing conduct under federal and state law (but excluding claims of sexual harassment and sex discrimination asserted on a class or representative basis, and excluding sex discrimination pay equity claims); and, (vi) claims under employee pension, welfare benefit or stock option plans if those plans provide a dispute resolution procedure.

3.    Notwithstanding the parties’ agreement to be bound by this Arbitration Agreement, Employee understands and agrees that failure to abide by Employee’s promises under the Employment Agreement would impair Employer’s essential ongoing business plans and financial arrangements and would cause Employer irreparable harm. As such, Employee understands and agrees that Employer may apply to a court of competent jurisdiction for temporary, preliminary, or emergency injunctive relief in the event Employer believes in good faith that Employee has breached such promises. This Arbitration Agreement also does not prohibit Employee or the Employer from filing a motion in court to compel arbitration. This Arbitration Agreement does not prohibit Employee from filing administrative charges with a federal, state, or local administrative agency such as the National Labor Relations Board (NLRB), Equal Employment Opportunity Commission (EEOC), or Securities Exchange Commission, nor does anything in this Arbitration Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

B.	Class/Collective Action Waiver.

Except where prohibited by federal law, covered claims must be brought on an individual basis only. The parties agree that by signing this Arbitration Agreement, they waive their right to commence, or be a party to, any class, collective, representative, or multi-plaintiff claims. The parties agree any claim can be pursued, but only on an individual basis, except the lack of co-plaintiffs shall not, in and of itself, be a bar to pursuit of a pattern and practice claim. Any disputes concerning the validity of this multi-plaintiff, class, collective, and representative action waiver will be decided by a court of competent jurisdiction, not by the arbitrator. In the event a court determines that this waiver is unenforceable with respect to any claim or portion of a claim, this waiver shall not apply to that claim or portion of the claim, which may then only proceed in court as the exclusive forum.

C.	Authority to Determine Arbitrability.

Except as expressly provided for above, the arbitrator shall have the exclusive authority to resolve any dispute relating to the enforceability or formation of this Arbitration Agreement (including all defenses to contract enforcement such as, for example, waiver and unconscionability) or the arbitrability of any claim. Enforcement of this Arbitration Agreement may not be precluded on the grounds that (1) a party to this Arbitration Agreement is also a party to a pending court action or special proceeding with a third party arising out of the same transaction or series of related transactions, or (2) a party to this Arbitration Agreement asserts arbitrable and non-arbitrable claims

D.	The Arbitration Process.

1.    This Arbitration Agreement is governed by and shall be enforced pursuant to the Federal Arbitration Act (the “FAA”). The arbitration will be heard by a neutral arbitrator and will be administered by the Judicial Arbitration Mediation Service (“JAMS”), pursuant to the JAMS Employment Arbitration Rules (“JAMS Rules”). A copy of the JAMS Rules may be obtained from the Employer or downloaded from JAMS (www.jamsadr.com) or by calling JAMS at 1(800)352-5267. To the extent any of the provisions in this Arbitration Agreement conflict with the JAMS Rules or any other rules of JAMS, this Arbitration Agreement shall prevail. The parties may agree upon an individual arbitrator to hear the case or follow the JAMS Rules relating to selection of an arbitrator. The arbitrator shall have the power to award any type of legal or equitable relief on an individual basis that would be available in a court of competent jurisdiction including, but not limited to, costs (except as provided for in Section E.3 below) and attorneys’ fees, to the extent available under applicable law. The arbitrator must issue a written award and decision. Any arbitral award may be entered as a judgment in any court of competent jurisdiction, as permitted by and in accordance with the FAA.

2.    The party initiating an arbitration must submit a written demand for arbitration to JAMS within the statute of limitations applicable to the claims asserted in the demand for arbitration. Any claim for arbitration will be timely only if brought within the statute of limitations applicable to the claim or claims in the demand. Within the same time frame, the party initiating the arbitration also should send a copy of the demand for arbitration to the other party. Employer will send demands for arbitration to Employee at the address the Employer has on file for Employee.

3.    Employer agrees to bear JAMS filing fees and administrative costs, as well as the cost of the arbitrator, including the arbitrator’s travel expenses, if any, and will reimburse Employee for any fees Employee may be required to pay for filing the demand for arbitration. The parties each shall bear their own attorneys’ fees and costs (if any) relating to any arbitration proceeding itself, except as part of any remedy that may be awarded, the arbitrator shall have the authority to award the parties his, her, or its attorneys’ fees and costs where required or permitted by law or by operation of law pursuant to an offer of judgment.

4.    The arbitration will take place in the city and state in which Employee is employed or was last employed by Employer. In adjudicating the claim(s), the arbitrator shall apply the substantive laws of the state in which Employee is employed or was last employed by Employer or the state in which the claim(s) arose. Each party shall have the right to conduct discovery adequate to fully and fairly present the claims and defenses consistent with the streamlined nature of arbitration.

5.    If for whatever reason JAMS declines to act as the neutral, the parties shall utilize NAM (www.namadr.com) as the neutral for the arbitration/appeal and shall utilize its Rules for Resolution of Employment Disputes. Each party agrees that it has had an opportunity to review the current JAMS Employment Arbitration Rules.

E.	Consideration For This Arbitration Agreement.

The Parties agree that new or continued employment, the Employer’s agreement to pay all fees and costs including JAMS filing fees and administrative costs, as well as the cost of the arbitrator, and the mutual promises to arbitrate the claims covered by this Arbitration Agreement serve as adequate consideration.

F.	Severability and Related Issues.

If any provision or portion of a provision is found to be invalid, void, or unenforceable, the provision or portion of the provision shall be interpreted in a manner or modified to make it enforceable. If that is not possible, it shall be severed, and the remaining portions of the provisions and other provisions of this Arbitration Agreement shall remain in full force and effect. Neither JAMS (defined below) nor the arbitrator shall have power under this Arbitration Agreement to modify or alter this Arbitration Agreement so as to permit the arbitrator or JAMS to consolidate claims and/or to hear a multi-plaintiff, class, collective, or representative action.

G.	Other Provisions of this Arbitration Agreement.

This Arbitration Agreement contains the complete agreement between the parties regarding the subjects covered in it and supersedes any prior or inconsistent agreements that might exist between Employee and Employer as to the subjects addressed herein. This Arbitration Agreement can be modified only by an express written agreement signed by Employee and an authorized Legal Representative for Employer. This Arbitration Agreement shall survive the termination of Employee’s employment.

Neither the terms nor conditions described in this Arbitration Agreement are intended to create a contract of employment for a specific duration of time. Employment with the Employer is voluntarily entered into, and Employee is free to resign at any time. Similarly, the Employer may terminate the employment relationship at any time for any reason, with or without prior notice.

BY ISSUANCE OF THIS ARBITRATION AGREEMENT, THE EMPLOYER AGREES TO BE BOUND TO ITS TERMS WITHOUT ANY REQUIREMENT TO SIGN THIS ARBITRATION AGREEMENT.

I KNOWINGLY AGREE TO THIS MUTUAL AGREEMENT TO ARBITRATE CLAIMS, WHICH OTHERWISE COULD HAVE BEEN BROUGHT IN COURT. I UNDERSTAND THAT THIS ARBITRATION AGREEMENT, WHICH MAY BE ENFORCED IN COURT, REQUIRES THAT CLAIMS COVERED BY THIS ARBITRATION AGREEMENT BE SUBMITTED TO ARBITRATION PURSUANT TO THIS ARBITRATION AGREEMENT RATHER TO A JUDGE OR JURY IN COURT. I AFFIRM THAT I HAVE HAD SUFFICIENT TIME TO READ AND UNDERSTAND THE TERMS OF THIS ARBITRATION AGREEMENT AND THAT I HAVE BEEN ADVISED OF MY RIGHT TO SEEK LEGAL COUNSEL REGARDING THE MEANING AND EFFECT OF THIS ARBITRATION AGREEMENT PRIOR TO SIGNING.

/s/ Jonathan Halkyard	1/5/21
Jonathan Halkyard	Date

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